EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221828) and Form S-8 (No. 333-192579) of Atlas Financial Holdings, Inc. of our reports dated February 12, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear on pages 64 - 66 of this Amendment No. 1 to Form 10-K for the year ended December 31, 2018. We issued an adverse opinion on effectiveness of internal control over financial reporting as of December 31, 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Milwaukee, Wisconsin
March 5, 2020